UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 02, 2026

Fidelity® Wise Origin® Bitcoin Fund

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41904	86-6606379
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Summer Street V13E
Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 343-3548

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest of Fidelity Wise Origin Bitcoin Fund	FBTC	Cboe BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 2, 2026, Fidelity Wise Origin Bitcoin Fund (the “Trust”) and BitGo Bank & Trust, N.A. (“BitGo”) entered into a Custodial Services Agreement (the “Agreement”). Pursuant to the Agreement, BitGo will provide services related to custody and safekeeping of the Trust’s bitcoin holdings. Pursuant to the Trust’s unitary fee structure, BitGo’s fees are paid by FD Funds Management LLC, the sponsor to the Trust (the “Sponsor”).

The Trust’s existing custody arrangement with Fidelity Digital Assets, N.A. (formerly, Fidelity Digital Asset Services, LLC) (“FDA”) will remain in force and is unaffected by the Trust’s entry into the Agreement with BitGo. The Trust is not required to hold any particular amount of assets at either FDA or BitGo, and the Sponsor, shall, in its sole discretion, determine the amounts held at either custodian as permitted by the Trust Agreement. At the current time, the Sponsor has no plans to move any of the Trust’s bitcoin to BitGo. The addition of BitGo reflects the Sponsor’s ongoing risk management approach as part of the Trust’s growing size and the Sponsor’s expanding presence in the digital asset space.

Under the Agreement, BitGo’s liability is limited as follows, among others: other than claims arising from BitGo’s fraud, willful misconduct, or gross negligence, in no event shall the aggregate liability of BitGo, its affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives, exceed the fees paid or payable to BitGo under the Agreement during the 3-month period immediately preceding the first incident giving rise to such liability. BitGo’s liability for gross negligence shall be limited to the value of the affected bitcoin. Additionally, BitGo, its affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives, shall not be liable for any lost profits or any special, incidental, indirect, intangible, or consequential damages, whether based in contract, tort, negligence, strict liability, or otherwise, arising out of or in connection with authorized or unauthorized use of the company site or the services, or the Agreement, even if BitGo has been advised of or knew or should have known of the possibility of such damages. BitGo shall have no liability whatsoever for performance or for failure to perform pursuant to inaccurate instructions given by the Sponsor or the Trust, except in the case of BitGo’s negligence, fraud, or willful misconduct. BitGo shall not bear any liability, whatsoever, for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect the Trust’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from BitGo’s negligence, fraud, or willful misconduct. BitGo shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of BitGo.

Under the Agreement, the Trust will defend, indemnify and hold harmless BitGo, its affiliates, and each of its or their respective officers, directors, agents, employees, and representatives, from and against any liabilities, damages, losses, costs and expenses, including but not limited to reasonable attorneys’ fees and costs resulting from any third-party claim, demand, action or proceeding arising out of or related to the Trust’s (i) use of BitGo’s custodial services; (ii) breach of the Agreement, or (iii) violation of any applicable law in connection with its use of BitGo’s custodial services.

Either party may terminate the Agreement at any time and for any reason upon (i) in the case of BitGo, one hundred and twenty (120) days prior written notice to the Trust or (ii) in the case of the Trust, sixty (60) days prior written notice to BitGo.

The Agreement is governed by the laws of the State of New York.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Heather Bonner

Effective February 2, 2026 (the “Effective Date”), Heather Bonner, having provided notice of her resignation, shall cease serving as Treasurer (Principal Financial and Accounting Officer) of the Sponsor. Heather Bonner’s decision to resign was not the result of any disagreement relating to the Sponsor or the Fund’s operations, policies or practices.

Appointment of Craig S. Brown

In connection with Heather Bonner’s resignation as Treasurer (Principal Financial and Accounting Officer) of the Sponsor, on the Effective Date, Craig S. Brown will serve as Treasurer (Principal Financial and Accounting Officer) of the Sponsor.

Craig S. Brown, Treasurer (Principal Financial and Accounting Officer)

Mr. Brown is a Vice President (2015-present) and is an employee of Fidelity Investments. Mr. Brown serves as Assistant Treasurer of FIMM, LLC (2021-present). Previously, Mr. Brown served as Assistant Treasurer of certain Fidelity funds (2019-2022).

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.9	BitGo Custodial Services Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fidelity Wise Origin Bitcoin Fund FD Funds Management LLC, as Sponsor of the Fidelity Wise Origin Bitcoin Fund

Date: February 5, 2026	By:	/s/ Cynthia Lo Bessette
Name: Cynthia Lo Bessette
Title: President (Principal Executive Officer)

WOB-8-K-0226

1.9918683.101